EXHIBIT (H) (VI) UNDER FORM N-1A
                                              EXHIBIT 10 UNDER ITEM 601/REG. S-K

                            FIDELITY BOND AGREEMENT

Fidelity  Bond  Agreement,  dated  as  of February 1, 2007, by and between Brown
Brothers Harriman & Co., and BBH Trust (hereinafter referred to as the "Parties") do hereby agree as follows:

                              W I T N E S S E T H:

      WHEREAS, the Parties have procured a joint insured fidelity bond program, which the parties have approved in form and amount (hereinafter referred to as "the Bond");

      WHEREAS, the Parties procured the Bond for the purpose of protecting their respective assets against events of loss, theft or misappropriation by their respective officers and employees; and

      WHEREAS, the Parties hereto desire to enter into an agreement so as to be in compliance with 17 CFR 270.17g-1(f).

      NOW THEREFORE, the Parties hereto, intending to be legally bound hereby, agree as follows:

      1. In the event recovery is received under the Bond as a result of a loss sustained by any registered management investment company that is named in the Bond, the registered investment company shall receive an equitable and proportionate share of the recovery, at least equal to the amount which it would have received had it provided and maintained a single insured bond with the minimum coverage as provided, by 17 CFR 270.17g-1(d)(1).

      2. Registered management investment companies, or series thereof, which become effective in the future, and future established series of registered management investment companies which are currently Parties, are hereafter referred to as "Future Funds". Such Future Funds which are advised and/or administered by companies which are subsidiaries or affiliates of Brown Brothers Harriman & Co. may undertake action to become parties to the Bond by executing a counterpart signature page to this Agreement.

      3. This Agreement may be amended or modified by a written agreement executed by the Parties.

      4. This Agreement shall be construed and the provisions thereof interpreted in accordance with the laws of New York.

      5. This Agreement constitutes the entire agreement among the parties hereto and supersedes any prior agreement with respect to the subject hereof, whether oral or written, among any or all of the parties.

      IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and year first above written.

BBH TRUST                              BROWN BROTHERS HARRIMAN & CO.

By: /s/ John A. Nielsen                By: /s/ John A Gehret
Name: John A. Nielsen                  Name: John A Gehret
Title: President                       Title: Partner